(d)(1)(i)

August 6, 2014

Todd Modic

Senior Vice President

Voya Investments, LLC

7337 E. Doubletree Ranch Road

Suite 100

Scottsdale, AZ  85258

Dear Mr. Modic:

Pursuant to the Investment Management Agreement (the “Agreement”), dated May 13, 2013, as amended, between Voya Separate Portfolios Trust, formerly ING Separate Portfolios Trust, and Voya Investments, LLC, formerly ING Investments, LLC (the “Manager”), we hereby notify you of our intention to retain you as Manager to render investment advisory services to Voya Securitized Credit Fund (the “Fund”), a newly established series of Voya Separate Portfolios Trust, effective on August 6, 2014, upon all of the terms and conditions set forth in the Agreement.

Upon your acceptance, the Agreement will be modified to give effect to the foregoing by adding the Fund to Schedule A of the Agreement.  The Amended Schedule A, with the annual investment management fee indicated for the Fund, is attached hereto.

Please signify your acceptance to act as Manager under the Agreement with respect to the Fund by signing below where indicated.

Very sincerely,

/s/ Kimberly A. Anderson
Kimberly A. Anderson
Senior Vice President
Voya Separate Portfolios Trust

ACCEPTED AND AGREED TO:

Voya Investments, LLC

By:	/s/ Todd Modic
Todd Modic
Senior Vice President

AMENDED SCHEDULE A

with respect to the

INVESTMENT MANAGEMENT AGREEMENT

between

VOYA INVESTMENTS, LLC

and

VOYA SEPARATE PORTFOLIOS TRUST

Series	Effective Date	Annual Investment Management Fee
		(as a percentage of average daily net assets)
Voya Emerging Markets Corporate Debt Fund	May 13, 2013	0.85%

Voya Emerging Markets Hard Currency Debt Fund	May 13, 2013	0.65%

Voya Emerging Markets Local Currency Debt Fund	May 13, 2013	0.70%

Voya Investment Grade Credit Fund	May 13, 2013	0.40%

Voya Retirement Solution 2020 Fund	May 13, 2013	Direct Investments(1) 0.30% Underlying Funds(2) 0.00%

Voya Retirement Solution 2025 Fund	May 13, 2013	Direct Investments(1) 0.30% Underlying Funds(2) 0.00%

(1)         “Direct Investments” shall mean assets which are not Underlying Funds.

(2)         “Underlying Funds” shall mean open-end investment companies registered under the 1940 Act within the Voya fund complex.  The term, “fund complex” shall have the same meaning as defined in Item 17 of Form N-1A, as it was effect on May 13, 2013.

Series	Effective Date	Annual Investment Management Fee
(as a percentage of average daily net assets)
Voya Retirement Solution 2030 Fund	May 13, 2013	Direct Investments(1) 0.30% Underlying Funds(2) 0.00%

Voya Retirement Solution 2035 Fund	May 13, 2013	Direct Investments(1) 0.30% Underlying Funds(2) 0.00%

Voya Retirement Solution 2040 Fund	May 13, 2013	Direct Investments(1) 0.30% Underlying Funds(2) 0.00%

Voya Retirement Solution 2045 Fund	May 13, 2013	Direct Investments(1) 0.30% Underlying Funds(2) 0.00%

Voya Retirement Solution 2050 Fund	May 13, 2013	Direct Investments(1) 0.30% Underlying Funds(2) 0.00%

Voya Retirement Solution 2055 Fund	May 13, 2013	Direct Investments(1) 0.30% Underlying Funds(2) 0.00%

Voya Retirement Solution Income Fund	May 13, 2013	Direct Investments(1) 0.30% Underlying Funds(2) 0.00%

Voya Securitized Credit Fund	August 6, 2014	0.50%